UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 1, 2008

CABOT OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10447	04-3072771
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 Enclave Parkway Houston, Texas	77077
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 589-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 1, 2008, Cabot Oil & Gas Corporation (the “Company”) completed a private placement of $67 million aggregate principal amount of 9.78% Series G Senior Notes due December 1, 2018 (the “Notes”) pursuant to a Note Purchase Agreement dated December 1, 2008 (the “Agreement”) between the Company and the institutional purchasers named therein.

Interest on the Notes is payable semi-annually. The Company may prepay all or any portion of the Notes on any date at a price equal to the principal amount thereof plus accrued and unpaid interest and a make-whole premium. The other terms of the Agreement are substantially similar to those contained in the note purchase agreement dated as of July 16, 2008 relating to $425 million aggregate principal amount of senior notes that were issued in July 2008. The Notes contain restrictions on the merger of the Company with a third party other than under certain limited conditions. There are also various other restrictive covenants customarily found in such debt instruments. These covenants include a required asset coverage ratio (present value of proved reserves plus adjusted cash (as defined in the Agreement) to debt and other liabilities) of at least 1.5 to 1.0, and a minimum annual coverage ratio of operating cash flow to interest expense for the trailing four quarters of 2.8 to 1.0. The Notes also are subject to customary events of default. The Company is required to offer to prepay the Notes upon specified change in control events accompanied by a ratings decline below investment grade.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABOT OIL & GAS CORPORATION

By:	/s/ Henry C. Smyth
Henry C. Smyth
Vice President, Controller and Treasurer

Date: December 5, 2008

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